Exhibit 10.1

SEVENTH AMENDMENT TO THE
AAR CORP. STOCK BENEFIT PLAN

WHEREAS, AAR CORP. (the “Company”) maintains the AAR CORP. Stock Benefit Plan, as amended and restated effective October 1, 2001 and further amended from time to time (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan and now deems it appropriate to do so.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of July 11, 2011 or as otherwise specified:

1.             The second paragraph of Section 1 of the Plan is amended to read as follows:

Key Employees and Non-Employee Directors who have been selected by the Committee to receive an Award shall participate in the Plan.  The Committee shall determine, within the limits of the express provisions of the Plan, those Key Employees and Non-Employee Directors to whom, and the time or times at which, Awards shall be granted.  The Committee shall also determine the number of Shares to be subject to each Award, with respect to Key Employees the type of Awards (Restricted Stock, Restricted Stock Units, Options or Stock Appreciation Rights (SARs)); with respect to Non-Employee Directors the type of Awards (Restricted Stock, Restricted Stock Units or Options); the type of Options for Key Employees (ISO or NSO); the duration of each Option; the exercise price under each Option, the time or times within which (during the Term of the Option) all or portions of each Option may be exercised, whether cash, Shares, Options or other property may be accepted in full or partial payment upon exercise of an Option; the restrictions to be imposed on Awards and any other terms and conditions of such Awards.

2.             The definition of “Award” in subsection 2.1 of the Plan is amended to read as follows:

“Award” shall mean an Option, a Restricted Stock Award, a Restricted Stock Unit or an SAR.

3.             Subsections 2.21 through 2.27 are renumbered as subsections 2.23 through 2.29, and new subsections 2.21 and 2.22 are added to read as follows:

2.21         “Restricted Stock Unit” means the grant, at the time or times fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions as the Plan and the Committee may impose, of the right to Shares or cash.

2.22         “Restricted Stock Unit Award Agreement” means a written agreement issued in connection with the grant of a Restricted Stock Unit Award, as specified in Section 12.

4.             Section 3 of the Plan is amended, subject to stockholder approval at the Company’s 2011 Annual Meeting of Stockholders, to add a new subsection 3.6 to read as follows:

3.6           The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals, including those that qualify the Award as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(a)           Performance goals may be based on one or more business criteria, including, but not limited to: earnings, earnings per share or earnings per share growth; earnings before interest and taxes, or earnings before interest, taxes, depreciation and/or amortization; Share price; total stockholder return, return on assets; net asset turnover; inventory turnover; return on capital or return on invested capital; return on equity; cash flow; net or pre-tax income; profit margin; market share; expense management; revenue; revenue growth; stockholder equity; leverage ratio; investment rating; and debt coverage.  Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee, and may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.  In addition, the Committee may adjust performance goals for any events that occur during a performance period, including significant acquisitions or dispositions of businesses or assets by the Company, litigation, judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary items as described in FASB Accounting Standards Codification Section 225-20-20; significant, non-recurring charges or credits; and foreign exchange rates.

(b)           With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for Grantees for achievement of performance goals.  The performance goals and performance targets established by the Committee may be identical for all Grantees for a given performance period or, at the discretion of the Committee, may differ among Grantees. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

5.             Subsection 4.1 of the Plan is amended by revising the fourth sentence and adding a new fifth sentence to read as follows:

Any Shares subject to issuance with respect to an Award but which are not issued because of a lapse, expiration, cancellation or termination of any such Award, or which have been issued in connection with Restricted Stock Awards that are subsequently cancelled or forfeited, to the extent consistent with applicable law, rules and regulations, shall once again be available for issuance pursuant to subsequent Awards.  The number of Shares delivered by the Grantee or withheld by the Company on the Grantee’s behalf as full or partial payment of an Option, including the exercise price of an Option or of any required withholding taxes with respect to the Option, shall once again be available for issuance pursuant to subsequent Awards, but the number of Shares delivered by a Grantee as full or partial payment of any withholding taxes with respect to a Restricted Stock Award shall not again be available for issuance pursuant to subsequent Awards and shall count against the aggregate number of Shares that may be issued under the Plan.

6.             Section 4 of the Plan is amended by adding a new subsection 4.4 to read as follows:

4.4           Of the Shares authorized for issuance under the Plan, the maximum number of Shares that may be used for Awards that are intended to qualify as “performance based” in accordance with Section 162(m) of the Code that may be granted to any Key Employee in any calendar year is 300,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of Shares on the date on which the Award is settled.

7.             Subsection 5.3 of the Plan is amended by deleting “as provided in Section 12” from subsections (c) and (d).

8.             Subsection 5.4 of the Plan is amended to read as follows:

Each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee in the Option Agreement, provided that the Committee, in its discretion, shall have the power at any time to accelerate the dates for exercise of any or all Options, or any part thereof, granted to a Non-Employee Director or a Key Employee under the Plan.

9.             Subsection 7.1 of the Plan is amended by deleting the second sentence therefrom.

10.           Subsection 9.2 of the Plan is amended by deleting the second sentence therefrom.

11.           Subsection 9.5(b) of the Plan is amended by deleting “, which date shall not be earlier than the first anniversary of such grant” therefrom.

12.           Subsection 9.6 of the Plan is amended to read as follows:

Dividends paid on Restricted Stock Awards shall be subject to the following:  (a) if the Restricted Stock Award is subject to performance-based restrictions as described in subsection 3.6, the Company shall accumulate and hold such amounts, and (b) if the Restricted Stock Award is subject to time-based restrictions, the Committee shall have the discretion to cause the Company to accumulate and hold such amounts.  To the extent dividends are held by the Company, the accumulated amounts shall be paid to the Grantee only upon the lapse of the restrictions to which the Restricted Stock Award is subject and any such amounts attributable to the portion of the Restricted Stock Award for which the restrictions do not lapse shall be forfeited.

13.           Section 10 of the Plan is amended by (i) deleting the last sentence of subsection 10.4(b) and (ii) deleting “pursuant to Section 12 below” from subsection 10.5.

14.           Sections 11 through 28 of the Plan (and all references to such Sections) are renumbered to be Sections 12 through 29, and a new Section 11 is added to the Plan to read as follows:

11.           Restricted Stock Units

11.1         Subject to the terms of the Plan, the Committee may also grant to Key Employees and Non-Employee Directors Restricted Stock Units from time to time.  Each Restricted Stock Unit shall entitle the Key Employee or Non-Employee Director to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the Restricted Stock Unit Agreement, one Share or cash equal to the Fair Market Value of one Share on the date of such event, as provided in the Restricted Stock Unit Agreement.

11.2         At the Committee’s option, the Restricted Stock Unit Agreement may provide that the Restricted Stock Unit Award granted to a Key Employee or Non-Employee Director pursuant to the Plan shall be forfeited to the Company if, among other reasons, (a) the Key Employee or Non-Employee Director violates a non-competition, confidentiality or employment agreement, any Company policy, or any other conditions set forth in the Restricted Stock Unit Agreement or in a separate document, (b) the Key Employee’s employment with the Company, or the Non-Employee Director’s service on the Committee, terminates prior to the date or dates for expiration of the forfeiture provisions set forth in the applicable Restricted Stock Unit Agreement, (c) the Key Employee’s employment with the Company terminates for Cause, or (d) there occurs a violation of any provisions of the applicable Restricted Stock Unit Agreement.  A forfeiture pursuant to this subsection 11.2 shall occur immediately following the mailing of written notice to the Key Employee or Non-Employee Director.

11.3         The Committee may proscribe such other restrictions and conditions and other terms applicable to the Restricted Stock Units issued to a Key Employee or Non-Employee Director under the Plan that are neither inconsistent with nor prohibited by the Plan or any Restricted Stock Unit Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Section 11, provided they are set forth in the applicable Restricted Stock Unit Agreement, in installments.  Further, the Committee, in its discretion, shall have the power at any time to accelerate the dates the restrictions lapse on any or all of the Restricted Stock Units granted to a Key Employee or Non-Employee Director.

11.4         A Grantee shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Restricted Stock Units prior to the date they are settled in Shares. A Restricted Stock Unit Agreement may provide that, until the Restricted Stock Units are settled in Shares or cash, the Grantee shall receive, on each dividend or distribution payment date applicable to the Shares, an amount equal to the dividends or distributions that the Grantee would have received had the Restricted Stock Units held by the Grantee as of the related record date been actual Shares. Notwithstanding the preceding sentence, in the case of a Restricted Stock Unit Award that provides for the right to receive amounts related to dividends or distributions: (a) if such Restricted Stock Unit Award is subject to performance-based restrictions as described in subsection 3.6, the Company shall accumulate and hold such amounts, and (b) if such Restricted Stock Unit Award is subject to time-based restrictions, the Committee shall have the discretion to cause the Company to accumulate and hold such amounts.  To the extent such amounts are held by the Company, the accumulated amounts shall be paid to the Grantee only upon the lapse of the restrictions to which the Restricted Stock Unit Award is subject and any such amounts attributable to the portion of a Restricted Stock Unit Award for which the restrictions do not lapse shall be forfeited.

11.5         Upon settlement of Restricted Stock Units in Shares, the Company shall issue, in the name of the Grantee, stock certificates representing a number of Shares equal to the number of Restricted Stock Units being settled.

15.           Section 13 of the Plan (as renumbered pursuant to Item 14) is amended by renumbering subsection 13.7 as 13.8 and adding a new subsection 13.7 to read as follows:

13.7         Notwithstanding the foregoing provisions of this Section 13, the Option or SAR of a Grantee shall be subject to the provisions of any written employment or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment or severance agreement concerning the Option or SAR shall supercede any inconsistent or contrary provision of this Agreement.

16.           Section 14 of the Plan (as renumbered pursuant to Item 14) is amended by (i) revising the first sentence of subsection 14.1(a) to add “or Restricted Stock Units” after the second parenthetical; (ii) revising subsections 14.1(b) and 14.2 to add “and Restricted Stock Units” after each reference to Restricted Stock or Restricted Stock Award and to add “restricted stock units” after the reference to restricted stock.

17.           Section 15 of the Plan (as renumbered pursuant to Item 14) is amended by adding new subsection 15.3 to read as follows:

15.3         Notwithstanding the foregoing provisions of the Plan, the Company, in lieu of issuing stock certificates pursuant to an Award, may reflect the issuance of Shares to a Grantee on a non—certificated basis, with the ownership of such Shares by the Grantee evidenced solely by book entry in the records of the Company’s transfer agent; provided, however, that upon the written request of the Grantee, the Company shall issue, in the name of the Grantee, stock certificates representing such shares.

18.           The first paragraph of Section 20 of the Plan (as renumbered pursuant to Item 14) is amended by adding a second and third sentence to read as follows:

Notwithstanding the foregoing, there shall be no amendment to the Plan or any outstanding Option Agreement that results in the repricing of Options without stockholder approval.  For this purpose repricing includes a reduction in the exercise price of the Option or the cancellation of an Option in exchange for cash, Options with an exercise price of the cancelled Options, Stock Awards, Restricted Stock Units or any other consideration provided by the Company but does not include any adjustment described in subsection 4.2.

19.           Section 21 of the Plan (as renumbered pursuant to Item 14) is amended by revising the third sentence to read as follows:

In lieu of making a cash payment to the Company, the Grantee may elect to satisfy his or her tax withholding obligation incurred in connection with the Taxable Date of an Award by (a) directing the Company to withhold a portion of the Shares otherwise distributable to the Grantee, (b) by transferring to the Company a certain number of Shares (either subject to such Award or previously owned), such Shares being valued at Fair Market Value for the Shares on such Taxable Date, (c) in cash from a broker-dealer to whom the Grantee has submitted a notice together with instructions to deliver promptly to the Company the amount of sales proceeds from the sale of Shares subject to the Award to pay the withholding taxes, or (d) by any combination thereof.

20.           Section 27 of the Plan (as renumbered pursuant to Item 14) is amended by deleting it in its entirety, and the following two Sections are renumbered as 27 and 28.

IN WITNESS WHEREOF, this Seventh Amendment has been executed as of the 11th day of July, 2011.

AAR CORP.

By:	/s/ Timothy O. Skelly
Vice President, Human Resources